Exhibit 99.1

For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

Markel Estimates Ogden Rate Change Impact

Richmond, VA, March 8, 2017 --- Markel Corporation (NYSE: MKL) today announced that, during the first quarter of 2017, it expects to increase prior years' loss reserves for its run-off book of UK motor exposures. The expected increase in prior years’ loss reserves is a result of the recently announced decrease in the discount rate, known as the Ogden Rate, used to calculate lump sum awards in UK bodily injury cases. On February 27, 2017, the UK Ministry of Justice announced that the Ogden Rate will decrease from plus 2.5% to minus 0.75%, a decrease of 325 basis points and the first rate change since 2001. The new rate is expected to take effect March 20, 2017. Based upon information currently available, the Company has estimated that the reserve increase will be $85 million on a pre-tax basis.

The effect of the rate change is most impactful to the Company’s exposure to UK auto casualty claims through reinsurance contracts written on the 2014 and prior years of account. Markel ceased writing new UK auto business in late 2014. Claims payments made for these exposures are based on the Ogden Rate, and the reduction in the Ogden Rate will increase the expected claims payments on these exposures. The Company’s estimate of the ultimate cost of settling these claims is based on many factors, and could be subject to increase or decrease as the impact of the rate change on these factors becomes known over time.

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Markel's beliefs, plans or expectations, are forward-looking statements. These statements are based on Markel's current plans, estimates and expectations. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Factors that could cause actual results to differ from those predicted also are set forth under "Risk Factors" and "Safe Harbor and Cautionary Statement" in Markel’s most recent annual report on Form 10-K. Markel undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Markel Corporation

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company's principal business markets and underwrites specialty insurance products. In each of the Company's businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

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